Exhibit 10.7

PENN VIRGINIA CORPORATION
SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

                    This is the Penn Virginia Corporation Supplemental Employee Retirement Plan (the “Plan”), as amended and restated effective January 1, 2001, which is maintained by Penn Virginia Corporation to provide retirement benefits for a select group of its management or highly compensated employees and those of its affiliates.  The Plan is intended to replace certain benefits eliminated or reduced through the application of provisions of the Internal Revenue Code to a tax-qualified retirement plan maintained by such employers.

ARTICLE I                   DEFINITIONS

                    The following words and phrases as used herein have the following meanings unless a different meaning is plainly required by the context:

                    1.1.          “Accounts” means Participant’s notional SERP Account, CODA Account and Employer Stock Account maintained under the Plan.

                    1.2.          “Beneficiary” means the Participant’s beneficiary as designated under the Plan on a form provided by the Committee.

                    1.3.          “Change of Control” means the circumstance deemed to have occurred if:

                                      1.3.1.     any person (a “Person”), as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than (i) the Sponsor and/or its wholly-owned subsidiaries, (ii) any ESOP or other employee benefit plan of the Sponsor, and any trustee or other fiduciary in such capacity holding securities under such a plan, (iii) any corporation owned, directly or indirectly, by the shareholders of the Sponsor in substantially the same proportions as their ownership of stock of the Sponsor, or (iv) a Participant or any group of Persons of which he or she voluntarily is a part), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Sponsor representing 30% or more of the combined voting power of the Sponsor’s then outstanding securities;

                                      1.3.2.     during any two-year period beginning after August 1, 1996, Directors of the Sponsor in office at the beginning of such period plus any new Director (other than a Director designated by a person who has entered into an agreement with the Sponsor to effect a transaction within the purview of subsection (i), subsection (ii) or subsection (iii) of Section 1.3.3) whose election by the Board, or whose nomination for election by the Sponsor’s shareholders, was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, shall cease for any reason to constitute at least a majority of the Board; or

                                      1.3.3.     the Sponsor’s shareholders or the Board shall approve (i) any consolidation or merger of the Sponsor in which the Sponsor is not the continuing or surviving corporation or pursuant to which the Sponsor’s voting common stock would be converted into cash, securities and/or other property, other than a merger of the Sponsor in which holders of voting common stock immediately prior to the merger have the same proportionate ownership of shares of the common stock of the surviving corporation immediately after the merger as they had in the voting common stock immediately before, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Sponsor, or (iii) the liquidation or dissolution of the Sponsor.

                    1.4.          “CODA Account” means a separate bookkeeping account established for a Participant pursuant to Section 3.2 to which amounts equal to CODA Deferral Contributions plus any Employer contributions described in Section 2.4.1 are credited.

                    1.5.          “CODA Deferral Contributions” means Deferral Contributions that are described by Section 2.4, and are credited to a Participant’s CODA Account.

                    1.6.          “Code” means the Internal Revenue Code of 1986, as amended.

                    1.7.          “Committee” means the Plan’s administrative committee appointed by the Sponsor.

                    1.8.          “Company” means the Sponsor and any other employer that adopts the Plan for its Eligible Employees, with the consent of the board of directors of the Sponsor.

                    1.9.          “Compensation” with respect to a Participant means base pay and bonus without taking into account the dollar limit of $150,000 (indexed for inflation) set forth in section 401(a)(17) of the Code ($170,000 in 2001).

                    1.10.        “Contribution Year” means, as of a particular date, the preceding calendar year.

                    1.11.        “Date of Hire” means the first day that an employee begins employment with the Company.

                    1.12.        “Deferral Contributions” means the amount by which a Participant’s Compensation is reduced before such Compensation becomes currently available to the Participant.  Deferral Contributions include CODA Deferral Contributions and SERP Deferral Contributions.

                    1.13.        “Determination Date” means the date as of which a determination or calculation is made.

                    1.14.        “Employer Stock Account” means a separate bookkeeping account established for a Participant pursuant to Section 3.3 to which amounts equal to Employer Stock Contributions are credited.

                    1.15.        “Employer Stock Contributions” means amounts described in Section 2.5 that are credited to a Participant’s Employer Stock Account.

                    1.16.        “Eligible Employee” means (i) any employee of the Company who has base pay actually paid (without offset by 401(k) deferral contributions) during the Contribution Year that equals or exceeds $100,000, or (ii) in the case of an employee of the Company who has a Date of Hire in the year of determination, an annual rate of base pay that equals or exceeds $100,000.

                    1.17.        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

                    1.18.        “ESOP” means the Penn Virginia Corporation and Affiliated Companies Employee Stock Ownership Plan, intended to be an employee stock ownership plan within the meaning of sections 409 and 4975(c) of the Code.

                    1.19.        “Hardship” means, as determined by the Committee, a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or Participant’s dependent (as defined in section 152 of the Code), uninsured loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

                    1.20.        “Participant” means an Eligible Employee who meets the requirements of Section 2.1.

                    1.21.        “Plan” means the Penn Virginia Corporation Supplemental Employee Retirement Plan described by this document.

                    1.22.        “Plan Year” means the calendar year.

                    1.23.        “SERP Account” means a separate bookkeeping account established for a Participant pursuant to Section 3.1 to which amounts equal to SERP Deferral Contributions are credited.

                    1.24.        “SERP Deferral Contributions” means Deferral Contributions described by Section 2.3 of the Plan and credited to a Participant’s SERP Account in accordance with Section 3.1.

                    1.25.        “Sponsor” means Penn Virginia Corporation.

                    1.26.        “Value” means the amount of cash that the liquidation of the hypothetical investments of the Participant’s Account, or any portion thereof, yields as of the date of such liquidation.

                    1.27.        “Year of Service” means one calendar year, measured from an employee’s Date of Hire, during which the employee is in the employ of the Company.

                    1.28.        “401(k) Plan” means the Penn Virginia Corporation and Affiliated Companies Employees’ 401(k) Plan which is intended to be qualified under sections 401(a) and 401(k) of the Code.

ARTICLE II              PARTICIPATION

                    2.1.          Eligibility Requirements.  Each Eligible Employee shall be eligible to participate in the Plan.  An Eligible Employee shall be a Participant in the Plan as of the first payroll period of the calendar quarter beginning on or after he or she validly elects to participate in the Plan following the completion of one Year of Service.  Notwithstanding the foregoing, the Committee may, in its sole and absolute discretion, permit any Eligible Employee to begin participating in the Plan as of the first payroll period of the month beginning on or after his or her Date of Hire, or at any time thereafter.

                    2.2.          Election to Participate.  An Eligible Employee may participate in the Plan by electing to make Deferral Contributions under the Plan.  An election to have Compensation withheld pursuant to this Section 2.2 shall remain in effect until amended or revoked in accordance with Section 2.6.

                    2.3.          SERP Deferral Contributions.  An Eligible Employee may elect to make SERP Deferral Contributions by reducing his or her Compensation by any amount up to 100%, less the Participant’s CODA Deferral Contributions and the amount of the Participant’s deferral contributions to the 401(k) Plan, if any.  An Eligible Employee shall make his or her election by filing a form with the Committee that specifies the percentage or dollar amount of Compensation to be withheld.

                    2.4.          CODA Deferral Contributions.  If the Committee so provides for an individual Participant, he or she may elect to make CODA Deferral Contributions by reducing his or her Compensation by an amount equal to the amount he or she would otherwise be permitted to contribute to the 401(k) Plan if such Participant met all of the eligibility requirements of the 401(k) Plan.

                                    2.4.1.     Employer Contributions to Certain Participants’ CODA Deferral Contribution Accounts.  The Company may, if the Committee so provides, in its sole and absolute discretion add a credit to a Participant’s CODA Account.  Such employer credit (the “CODA Employer Contribution”) shall not exceed the maximum matching contribution permitted under the 401(k) Plan.  One-half of any CODA Employer Contribution for a Plan Year shall be credited to such Participant’s CODA Account by March 31 of such Plan Year or within

90 days of the date he or she begins participating in the Plan, if later, and the second half of the CODA Employer Contribution shall be credited to such Participant’s CODA Account on or before September 30 of such Plan Year or, if later, 180 days after the first half of the CODA Employer Contribution was credited.

                                    2.4.2.     Cessation of CODA Contributions.  When a Participant becomes eligible to participate in the 401(k) Plan, he or she may no longer make CODA Deferral Contributions, but the Committee may, in its sole and absolute discretion, cause the Company to continue to credit CODA Employer Contributions pursuant to Section 2.4.1.

                    2.5.          Employer Stock Contributions.  The Company may, if the Committee so provides in its sole and absolute discretion, credit a Participant’s Employer Stock Account with an amount equal to the amount an Eligible Employee could otherwise receive under the ESOP if he or she met all of the eligibility requirements of such ESOP.  Employer Stock Contributions shall be credited in a time and manner determined by the Committee in its sole and absolute discretion.  When a Participant  becomes eligible to participate in the ESOP, he or she shall no longer be eligible to receive credits for Employer Stock Contributions.

                    2.6.          Reduction or Termination of Contributions.  A Participant may reduce the amount of or terminate salary withholding that the Company will credit to the Plan as Deferral Contributions by filing a revised election form with the Committee before the date such Compensation would otherwise be currently available to the Participant.  The reduction or termination of the Deferral Contributions shall be effective as of the first day of the next payroll period beginning after the receipt of the election by the Committee.

                    2.7.          Vesting.  A Participant shall be 100% vested at all times in his or her Deferral Contributions, CODA Employer Contributions and Employer Stock Contributions, if applicable, and any earnings credited thereon.

ARTICLE III             INVESTMENT OF THE ACCOUNTS

                    3.1.          Establishment of the SERP Account.  The Committee shall establish and maintain a notionalaccount for each Participant who elects salary withholding under Section 2.3.

                                    3.1.1.     Crediting of Amount to the SERP Account.  An amount equal to the Compensation withheld shall be credited to a Participant’s SERP Account not later than 60 days after the date such Compensation would otherwise have been paid to the Participant.  Hypothetical earnings, gains and losses, if any, on the balance standing to the credit of the SERP Account shall be credited or debited to the SERP Account as provided in Section 3.1.2.

                                    3.1.2.     Hypothetical Investment of the SERP Account.  The Committee may cause each Participant’s SERP Account to be hypothetically invested in accordance with a written investment direction provided to the Committee by the Participant.  A Participant may only direct that the Committee invest his or her SERP Account in any investment available under the 401(k) Plan at the time such direction is given.  A Participant may change his or her investment direction quarterly.  Such election shall be effective as of the first day of the calendar quarter following the request of such change by the Committee.  A Participant’s SERP Account shall be credited or debited with all hypothetical earnings, gains, losses and ordinary expenses incurred through execution of his or her investment directions.  If the Participant or Committee determines not to invest the Participant’s SERP Account, the SERP Account shall be assumed to be invested at the interest rate at which First Union National Bank is lending to its most credit-worthy customers less 2%; provided that in no event shall such rate exceed 8%.

                    3.2.          Establishment of the CODA Account.  The Committee shall establish and maintain a notional account for each Participant who is permitted by the Committee to elect salary withholding under Section 2.4.

                                    3.2.1.     Crediting of Amount to the CODA Account.  An amount equal to the Compensation withheld pursuant to Section 2.4 shall be credited to a Participant’s CODA Account not later than 60 days after the date such Compensation would otherwise have been paid to the Participant.  Hypothetical earnings, gains and losses, if any, on the balance standing to the credit of the CODA Account shall be credited or debited to the CODA Account as provided in Section 3.2.2.  CODA Employer Contributions shall be credited as provided under Section 2.4.1.

                                    3.2.2.     Hypothetical Investment of the CODA Account.  The Committee may cause each Participant’s CODA Account to be hypothetically invested in accordance with a written investment direction given in accordance with Section 3.1.2; provided, however, that a Participant may elect to have his or her CODA Account invested only in the investments then available under the 401(k) Plan.  If the Participant or Committee determines not to invest the Participant’s CODA Account, the CODA Account shall be assumed to be invested at the interest rate at which First Union National Bank is lending to its most credit-worthy customers less 2%; provided that in no event shall such rate exceed 8%.

                    3.3.          Establishment of the Employer Stock Account.  The Committee shall establish and maintain a notional account for each Participant who is permitted by the Committee to receive an Employer Stock Contribution under Section 2.5.

                                    3.3.1.     Crediting of Amount to the Employer Stock Account.  The amount of contribution provided for under Section 2.5 shall be credited to a Participant’s Employer Stock Account not later than 60 days after the amount of such contribution is determined.  Hypothetical earnings, gains and losses, if any, on the balance standing to the credit of the Employer Stock Account shall be credited or debited to the Employer Stock Account as provided in Section 3.3.2.

                                    3.3.2.     Hypothetical Investment of the Employer Stock Account.  The Committee may cause each Participant’s Employer Stock Account to be hypothetically invested in the common stock issued by the Company or shares of preferred stock issued by the Company convertible into such common stock, which shares shall constitute “qualifying employer securities” under section 407(d)(5) of ERISA, and sections 409(l) and 4975(e)(8) of the Code.  If the Participant or Committee determines not to invest the Participant’s Employer Stock Account, the Employer Stock Account shall be assumed to be invested at the interest rate at which First Union National Bank is lending to its most credit-worthy customers less 2%; provided that in no event shall such rate exceed 8%.

                    3.4.          Function of Committee.  Each Participant agrees that the Company and the Committee are in no way responsible for the investment results of the Participant’s notional Accounts, whether or not the Account is hypothetically invested in accordance with the Participant’s direction.

ARTICLE IV            DISTRIBUTION OF BENEFITS

                    4.1.          Accounts.  Subject to Section 4.2, the Value of a Participant’s Accounts shall be distributed as soon as administratively feasible following the earlier of (i) the Participant’s termination of employment with the Sponsor and all of its affiliates for any reason other than death, or (ii) a Change of Control.  In addition, a Participant may receive a distribution of all or a portion of the Value of his or her vested Accounts while employed by the Company in accordance with Section 4.4.

                    4.2.          Death.  Upon a Participant’s death while employed by the Sponsor, another Company or one of their affiliates, the Value of the Participant’s Accounts shall be distributed to his or her Beneficiary as soon as administratively feasible following such death.

                    4.3.          In-Service Withdrawals from the Accounts.  A Participant may receive a distribution of all or any portion of the Value of his or her Accounts in accordance with this Section 4.3.

                                    4.3.1.     Prospective Election.  A Participant may withdraw all or any portion of the Value of his or her Accounts during a Plan Year, provided he or she has submitted an election form requesting the withdrawal to the Committee no later than the December 15 of the Plan Year preceding the year of intended withdrawal (the “Election Date”).  The election form shall be irrevocable as of the applicable Election Date and, to be valid, must specify (i) the percentage of the Participant’s Accounts he or she elects to withdraw, and (ii) the date the withdrawal shall be made, which shall in no event be earlier than March 1 of the Plan Year following the Election Date.

                                    4.3.2.     Hardship Withdrawal.  A Participant may withdraw all or any portion of the Value of his or her Accounts during a Plan Year by submitting a written request to the Committee, provided that the Committee determines that the Participant has incurred a Hardship and that the withdrawal is necessary to alleviate such Hardship.  The Committee shall deem a distribution to be necessary to alleviate a Hardship if:

4.3.2.1. the distribution is not in excess of the amount of the Participant’s Hardship and a reasonable estimate of taxes on such amount; and

              4.3.2.2.          the Hardship may not be relieved through reimbursement by insurance or otherwise, by liquidation of the Participant’s assets (to the extent that such liquidation would not itself cause severe financial hardship) or by cessation of Deferral Contributions under the Plan.

                                    4.3.3.     Penalty Withdrawal.  A Participant who is not eligible for a withdrawal pursuant to Section 4.3.1 or Section 4.3.2 may withdraw all or any portion of the Value of his or her Accounts at any time during the Plan Year by submitting an election form to the Committee.  To receive a distribution pursuant to this Section 4.3.3, the Participant shall (i) irrevocably forfeit from his or her Accounts an amount equal to 5%of the value of the requested distribution, and (ii) not be permitted to make Deferral Contributions to the Plan for a period of two years after the date of distribution.

                                    4.3.4.      Method of Withdrawals.  A withdrawal pursuant to Section 4.3.1, Section 4.3.2 or Section 4.3.3 will be taken on a pro rata basis from the Accounts, unless the Participant requests a different manner and the Committee approves such a manner in its sole and absolute discretion.

                    4.4.          Administration of In-Service Withdrawals.  The portion of a Participant’s Accounts not distributed pursuant to Section 4.3 shall remain in the Plan, except for any amount forfeited under Section 4.3.3.  Distributions shall be made as soon as administratively feasible after the Committee has reviewed and approved the request.

ARTICLE V              ADMINISTRATION

                    The Plan shall be administered by the Committee; provided, however, that any member of the Committee who is a Participant in the Plan shall be precluded from voting on any matter relating solely to his or her rights under the Plan.  The Committee shall have the authority, responsibility and discretion to interpret and construe the Plan and to decide all questions arising thereunder, including, without limitation, questions of eligibility for participation, eligibility for benefits and the time of the distribution thereof, and shall have the authority to deviate from the literal terms of the Plan to the extent the Committee shall determine to be necessary or appropriate to operate the Plan in compliance with the provisions of applicable law.

ARTICLE VI             AMENDMENT AND TERMINATION

                    6.1.          Amendment.  The Sponsor reserves the right, by action of its board of directors, to amend the Plan at any time, in any manner whatsoever; provided, however, that no such amendment shall operate to reduce the accrued benefit of any Participant, or that which his or her Beneficiary would receive in the event of his or her death.

                    6.2.          Termination of the Plan.  Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Sponsor or any other Company.  The Sponsor and each other Company shall have the right at any time, prospectively, to discontinue the Plan as to its Eligible Employees; provided, however, that such termination shall not operate to reduce the accrued benefit of any Participant, or that which his or her Beneficiary would receive in the event of his or her death.

                    6.3.          Limitation.  Notwithstanding anything to the contrary contained herein, Sections 2.7, 4.1, 6.1 and 6.2 shall become irrevocable upon a Change of Control.

ARTICLE VII          MISCELLANEOUS

                    7.1.          Claims Procedure.  The Committee shall administer a claims procedure as follows:

                                    7.1.1.     Initial Claim.  A Participant or Beneficiary who believes himself or herself entitled to benefits hereunder (the “Claimant”), or the Claimant’s authorized representative acting on behalf of such Claimant, must make a claim for those benefits by submitting a written notification of his or her claim of right to such benefits.  Such notification must be on the form and in accordance with the procedures established by the Committee.  Except for benefits paid pursuant to Section 4.2, no benefit shall be paid under the Plan until a proper claim for benefits has been submitted.

                                    7.1.2.     Procedure for Review.  The Committee shall establish administrative processes and safeguards to ensure that all claims for benefits are reviewed in accordance with the Plan document and that, where appropriate, Plan provisions have been applied consistently to similarly situated Claimants.  Any notification to a Claimant required hereunder may be provided in writing or by electronic media, provided that any electronic notification shall comply with the applicable standards imposed under DOL Reg. §2520.104b-1(c).

                                    7.1.3.     Claim Denial Procedure.  If a claim is wholly or partially denied, the Committee shall notify the Claimant within a reasonable period of time, but not later than 90 days after receipt of the claim, unless the Committee determines that special circumstances require an extension of time for processing the claim.  If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period.  In no event shall such extension exceed a period of 180 days from receipt of the claim.  The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination.  A benefit denial notice shall be written in a manner calculated to be understood by the Claimant and shall set forth:  (i) the specific reason or reasons for the denial, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, with reasons therefor, and (iv) the procedure for reviewing the denial of the claimand the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA following an adverse benefit determination on review.

                                    7.1.4.     Appeal Procedure.  In the case of an adverse benefit determination, the Claimantor his or her representative shall have the opportunity to appeal to the Committee for review thereof by requesting such review in writing to the Committee within 60 days of receipt of notification of the denial.  Failure to submit a proper application for appeal within such 60 day period will cause such claim to be permanently denied.  The Claimantor his or her representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim.  A document, record or other information shall be deemed “relevant” to a claim in accordance with DOL Reg. §2560.503-1(m)(8).  The Claimant or his or her representative shall also be provided the opportunity to submit written comments, documents, records and other information relating to the claim for benefits.  The Committee shall review the appeal taking into account all comments, documents, records and other information submitted by the Claimant or his or her representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

                                    7.1.5.     Decision on Appeal.  The Committee shall notify a Claimant of its decision on appeal within a reasonable period of time, but not later than 60 days after receipt of the Claimant’s request for review, unless the Committee determines that special circumstances require an extension of time for processing the appeal.  If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period.  In no event shall such extension exceed a period of 60 days from the end of the initial period.  The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination.  An adverse benefit decision on appeal shall be written in a manner calculated to be understood by the Claimant and shall set forth:  (i) the specific reason or reasons for the adverse determination, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim (the relevance of a document, record or other information will be determined in accordance with DOL Reg. §2560.503-1(m)(8)) and (iv) a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA.

                                    7.1.6.     Litigation.  In order to operate and administer the claims procedure in a timely and efficient manner, any Claimant whose appeal with respect to a claim for benefits has been denied, and who desires to commence a legal action with respect to such claim, must commence such action in a court of competent jurisdiction within 90 days of receipt of notification of such denial.  Failure to file such action by the prescribed time will forever bar the commencement of such action.

                    7.2.          Title to Assets.  Title to and beneficial ownership of any assets, whether cash or investments, that the Company may set aside or earmark to meet its obligations hereunder, shall at all times remain in the Company; provided that the trustee shall hold legal title to any assets placed in a trust.  No Participant or Beneficiary shall under any circumstances acquire any property interest in any specific assets set aside in trust by the Company.  Any funds that may be invested under the provisions of the Plan shall continue for all purposes to be a part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of the Plan have any interest in such funds.  To the extent that any person acquires a right to receive payments under the Plan, such right shall be no greater than the right of any other unsecured general creditor of the Company.

                    7.3.          Non-alienation.  The right of a Participant or any other person to the payment of any benefit hereunder shall not be assigned, transferred, pledged or encumbered.

                    7.4.          Incapacity.  If the Committee shall find that any person to whom any payment is due under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian or other legal representative) may be paid to the person deemed by the Committee to have responsibility for such person otherwise entitled to payment, in such manner and proportions as the Committee may determine.  Any such payment shall be a complete discharge, to the extent of the payment, of the liabilities of the Plan, the Company, the Committee, and the trustee.

                    7.5.          No Employment Contract.  Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Company in any capacity.

                    7.6.          Succession.  The Plan and any related agreements shall be binding upon and inure to the benefit of the Company, and its successors and assigns, and the Participants and their heirs, executors, administrators and legal representatives.

                    7.7.          Number.  For purposes of the Plan, the singular shall include the plural, and vice versa.

                    7.8.          Governing Law.  The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, except to the extent superseded by federal law.

                    IN WITNESS WHEREOF, Penn Virginia Corporation has caused its duly authorized officers to execute this amendment and restatement of the Plan as of the 29th day of July, 2001.

PENN VIRGINIA CORPORATION

Attest:	/s/ Nancy M. Snyder	By:	/s/ A. James Dearlove

AMENDMENT NO. 1
TO THE
PENN VIRGINIA CORPORATION
SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

          Penn Virginia Corporation (the “Company”) wishes to amend the Penn Virginia Corporation Supplemental Employee Retirement Plan (the “Plan”) to offer the cancellation opportunity offered in IRS transition guidance under section 409A of the Internal Revenue Code, effective for the 2005 Plan Year. Therefore, pursuant to the power reserved to it in Section 6.1 of the Plan, the Company amends the Plan, effective January 1, 2005, as follows:

          A new Section 2.8 is hereby added to the Plan to read in its entirety as follows:

“2.8.          Special 2005 Transition Rule for Bonus Compensation Earned in 2005.  Notwithstanding anything in the Plan to the contrary, consistent with section 409A of the Code and the guidance issued thereunder, any Participant who made an election to defer all or a portion of his Compensation that is a bonus earned in 2005 (payable in 2006) (the “2005 Bonus”) may cancel his election relating to his 2005 Bonus by notifying the Committee in writing in a form acceptable to the Committee.  A Participant must make such election on or before December 16, 2005.  The entire amount of such 2005 Bonus shall be paid to the Participant in 2006 and includible in his income in 2006.”

                    To record the adoption of this Amendment No. 1 to the Plan, the Company has caused its authorized officers to affix its corporate name and seal as of this 23rd day of January 2006.

[CORPORATE SEAL]		PENN VIRGINIA CORPORATION

Attest:	/s/ Nancy M. Snyder	By:	/s/ A. James Dearlove

	Nancy M. Snyder		A. James Dearlove
President and Chief Executive Officer